Securities and Exchange Commission on  August 29, 1997
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                _______________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                _______________
                            THE EASTWIND GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)

         DELAWARE                                                23-2732753
(State or Other Jurisdiction                                 (I.R.S. Employer
    of Incorporation or                                       Identification
       Organization)                                              Number)


                   100 FOUR FALLS CORPORATE CENTER, SUITE 305
                     WEST CONSHOHOCKEN, PENNSYLVANIA  19428
                                 (610) 828-6860
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                PAUL A. DEJULIIS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            THE EASTWIND GROUP, INC.
                   100 FOUR FALLS CORPORATE CENTER, SUITE 305
                     WEST CONSHOHOCKEN, PENNSYLVANIA  19428
                                 (610) 828-6860
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                _______________
                                WITH A COPY TO:

                            PETER O. CLAUSS, ESQUIRE
                            PAUL T. PORRINI, ESQUIRE
                         PEPPER, HAMILTON & SCHEETZ LLP
                             3000 TWO LOGAN SQUARE
                          PHILADELPHIA, PA 19103-2799
                                 (215) 981-4000
                                _______________
     Approximate date of commencement of proposed sale to public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.
                                _______________
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 -------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                           Amount of Shares         Proposed             Proposed
   Title of Securities          to be           Maximum Offering    Maximum Aggregate      Amount of
    to Be Registered        Registered (1)    Price Per Share (2)   Offering Price (2)  Registration Fee
--------------------------------------------------------------------------------------------------------
Common Stock                1,319,269                $4.00             $ 5,277,076          $1,599

                            1,061,000                $4.00             $ 4,244,000          $ 0(1)
--------------------------------------------------------------------------------------------------------
Total                       2,380,269                                  $ 9,521,076          $1,599
========================================================================================================

   (1) This Registration Statement amends the Company's Registration Statement on Form SB-2. Commission File No. 333-08227 and pursuant to Rule 429 of the Securities Act of 1933, as amended, carries forward 1,061,000 shares of Common Stock. The filing fee of $4,341.60 was paid in connection with the filing of the previous Registration Statement.

   (2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

   Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained herein is a combined Prospectus relating to this Registration Statement and Registration Statement No. 333-08227.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commisssion, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED AUGUST 29, 1997
PROSPECTUS

                            THE EASTWIND GROUP, INC.

                                2,380,269 Shares
                                       of
                                  Common Stock

          This Prospectus relates to the resale by certain stockholders named herein (the "Selling Stockholders") of 2,380,269 shares ("Offered Shares") of Common Stock, par value $0.10 per share (the "Common Stock"), of The Eastwind Group, Inc., a Delaware corporation (the "Company"), including 1,302,500 shares of Common Stock which may be acquired upon the exercise of outstanding warrants to purchase shares of Common Stock (the "Warrants"). The Company will pay all expenses incurred in connection with this offering other than underwriting fees, discounts and commissions, and certain counsel fees of the Selling Stockholders. See "Plan of Distribution."

          The Warrants, which were issued in certain private placement transactions, consist of the following: 10,000 Class C Common Stock Purchase Warrants (the "Class C Warrants"), 5,000 Class D Common Stock Purchase Warrants (the "Class D Warrants"), 385,000 Class A-1 Common Stock Purchase Warrants (the "Class A-1 Warrants"), and 700,000 Common Stock Purchase Warrants issued to Clifton Capital Ltd. (the "Clifton Warrants"), 100,000 Class C-3 Common Stock Purchase Warrants (the "Class C-3 Warrants), 30,000 Class C-4 Common Stock Purchase Warrants (the "Class C-4 Warrants"), 22,500 Class C-5 Common Stock Purchase Warrants (the "Class C-5 Warrants"), 5,000 Common Stock Purchase Warrants (the "QSFC Warrants") and 45,000 Common Stock Purchase Warrants (the "Canterbury Warrants"). See "Description of Securities." This Prospectus has been prepared for the purpose of registering the Offered Shares under the Securities Act of 1933, as amended (the "Act"), to allow for future sales by the Selling Stockholders to the public without restriction.

          The Company will receive net proceeds from the exercise of the Warrants but will not receive any part of the proceeds from the sale of the Offered Shares by the Selling Stockholders. There is no assurance that any of the Warrants will be exercised and, therefore, there is no assurance that the Company will receive any proceeds as a result of the exercise of the Warrants. See "Selling Stockholders" and "Plan of Distribution."

          The sale of the Offered Shares by the Selling Stockholders or by its pledgees, donees, transferees or other successors in interest, may be effected from time to time directly by the Selling Stockholders acting as principals for their own account or through brokers, agents, dealers or underwriters in one or more transactions at market prices prevailing at the time of sale on any stock exchange on which the Common Stock may be listed at the time of sale or in private sales at prices related to such prevailing market prices at the time of sale or at prices otherwise negotiated. The Selling Stockholders may pay commissions or other compensation to broker-dealers in connection with such sales, which may be in excess of customary commissions charged for national stock exchange transactions. The Selling Stockholders and any brokers-dealers acting in connection with the sale of the Offered Shares may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Offered Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

     PROSPECTIVE PURCHASERS SHOULD CONSIDER THE RISKS SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 5.

          The Common Stock trades on the Nasdaq Small Cap Market under the symbol "EWND." On August 27, 1997, the last sale price of the Common Stock as reported by the Nasdaq Small Cap Market, was $4.25 per share.

                The date of this Prospectus is _________, 1997.

                             AVAILABLE INFORMATION

               The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement shall be qualified in its entirety by such reference.

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements concerning the Company, reports, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission' s regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its "EDGAR" system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. This Registration Statement, including all exhibits thereto, has been filed with the Commission through EDGAR.

               The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to William B. Miller, Senior Vice President and Chief Financial Officer, The Eastwind Group, Inc., 100 Four Falls Corporate Center, Suite 305, West Conshohocken, Pennsylvania 19428, telephone number: (610) 828-6860.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by the Company with the Commission (File No. 0-27638) are incorporated in this Prospectus by reference:

                    (a) The Company's Annual Report on Form 10-KSB for the
                        fiscal year ended December 31, 1996;

                    (b) The Company's Quarterly Reports on Form 10-QSB for the
                        quarters ended March 29, 1997 and June 28, 1997;

                    (c) The Company's Current Reports on Form 8-K and 8-K/A
                        filed November 1, 1996, December 31, 1996, January 14, 1997, March 17, 1997, April 2, 1997 and June 2, 1997;

                    (d)  The description of the Common Stock contained in the
                         Company's Registration         Statement on Form 8-A
                         dated January 29, 1996, including any amendments or reports filed for the purpose of updating such description; and

                    (e)  All documents subsequently filed by the Company
                         pursuant to Sections         13(a), 13(c), 14 or 15(d)
                         of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein from their respective dates of filing.

               Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                              CAUTIONARY STATEMENT

               When used in this Prospectus and in other public statements by the Company and Company officers, the words "estimate," "project," "intend," "believe," "anticipate" and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors are described in detail below under "Risk Factors" and include, among others: (i) the Company's ability to identify appropriate acquisition candidates, complete acquisitions on satisfactory terms, and successfully integrate acquired businesses; (ii) the intense competition and low barriers to entry in the industries in which the Company competes; (iii) the Company's ability to obtain financing on satisfactory terms and the degree to which the Company is leveraged, including the extent to which currently outstanding options and warrants are exercised; (iv) the sensitivity of the Company's businesses to general economic conditions; (v) the timing of orders from, and shipments to, major customers; (vi) the timing of new product sales; (vii) the introduction and market acceptance of new products; (viii) factors associated with international sales such as the relative strength of the dollar when compared to the currencies of the countries into which the Company exports product; (ix) the Company's ability to remain in compliance with the numerous environmental, health and safety requirements to which it is subject; (x) changes in accounting principles, policies or guidelines; and
     (xi) other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Additional factors are described in the Company's public reports filed with the Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.
     The Company undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.


                                  THE COMPANY

     GENERAL OVERVIEW

               The Company is a holding company formed in Delaware in August 1993 to acquire and consolidate middle-market manufacturing businesses on an industry by industry basis. The Company focuses on the acquisition of entities that management believes are not performing to potential. To date, the Company has completed the acquisition of the following six companies, which currently comprise the Company's sole operating subsidiaries: Polychem Corporation ("Polychem"), Princeton Academic Press, Inc. ("Princeton"), Centennial Printing Corporation ("Centennial"), Ivy-Tygart Acquisition Corp. ("Ivy"), Lavelle Company ("Lavelle") and Wickersham Printing Company ("Wickersham").

               Consistent with its strategy of consolidating industry groups, the Company has formed a new wholly-owned subsidiary, Team Graphics, Inc. ("Team Graphics"), to become the principal entity for current and future consolidation in the printing and graphic arts industry. In March 1997, the Company exchanged a combination of its investments in Princeton, Centennial and Wickersham and cash for all the outstanding stock of Team Graphics, which concurrently became the parent of these printing companies. Gary Stiffler was elected President and Chief Operating Officer of Team Graphics, in addition to his duties as President of Centennial and Wickersham. The Company believes that this consolidation of the printing companies will provide benefits through increased purchasing power, consolidation of general and administrative functions, and, perhaps most importantly, a synergy of printing and binding capabilities to better penetrate the markets of each company.

               The Company's principal executive office is located at 100 Four Falls Corporate Center, Suite 305, West Conshohocken, Pennsylvania and its telephone number is (610) 828-6860.

     POLYCHEM CORPORATION

               Polychem is a Pennsylvania corporation formed in March 1995 which acquired substantially all of the operating assets and business of the Polychem Division of The Budd Company. As a division of The Budd Company, Polychem produced a wide array of engineered components for the automotive and other industries for over 50 years. In recent years, Polychem has shifted its focus to manufacturing products designed for the wastewater treatment market.

     Currently, revenues from the wastewater treatment market account for approximately 85% of Polychem's annual revenue. Polychem develops and manufactures custom engineered plastic molded products at its 220,000 square foot headquarters in Phoenixville, Pennsylvania. Its manufacturing capabilities include injection, compression and transfer molding of engineered plastics, reaction injection molded processing of cast nylon material, profile extrusion of thermoset resins and a complete fabricating shop with computerized numerical control equipment. Through these processes, Polychem engineers and produces an extensive line of molded plastic products. Typical products include complete non-metallic rectangular clarifier component systems for wastewater treatment applications, cast nylon sprockets and wear shoes, cast nylon elevator buckets, phenolic sprockets and pulleys, bearings and molded conveyor chains. Polychem markets its plastic chain, engineered plastic components and plastic buckets primarily through distributors. The balance of its products are sold by its own sales force.

     PRINCETON ACADEMIC PRESS, INC.

               Princeton is a Delaware corporation which was formed by Messrs. Paul A. DeJuliis, the Chief Executive Officer of the Company and John R. Thach, a director of the Company, and two other individuals in June 1993 to complete the acquisition of the book manufacturing operations of Princeton University Press ("PUP"), a book publisher associated with Princeton University. PUP originally established Princeton's operation in 1905 to service its book manufacturing needs, and over time Princeton evolved into a high-quality manufacturer of black and white print work for university presses. Currently, Princeton performs pre-press, printing and binding services for a national clientele.

     CENTENNIAL PRINTING CORPORATION

               Centennial was formed in 1977 and was acquired by the Company on October 17, 1996. Centennial is a full service commercial printer which performs complete, high-quality electronic pre-press, multicolor printing, bindery and fulfillment for clientele in the Mid-Atlantic region. Centennial specializes in printing and finishing multicolor brochures, folders, catalogues, posters and annual reports as well as film preparation for advertisements, box manufacturers and WEB production. Centennial's custom designed 50,000 square foot facility in King of Prussia, Pennsylvania is able to meet exacting humidity and temperature control specifications required for fine quality printing.

     IVY-TYGART ACQUISITION CORPORATION

               Ivy is a majority-owned (92.5%) subsidiary of the Company, which was formed in October 1996 for the purpose of acquiring substantially all of the assets of Tygart Moulding Corp., which acquisition was consummated on December 31, 1996. Ivy serves three market areas: architectural hardwood trim for the residential building trade, picture moulding for the picture wholesale trade, and retail picture framing through four retail stores. The three segments of the business do business under the names Tygart Moulding, Ivy Industries, and Picture Parts, respectively.

               Tygart Moulding manufactures hardwood flooring and trim products for the residential homebuilding market. These items are sold through distributor/dealers, directly to the homeowner or contractor. A sales force comprised of independent representatives promotes these products to major contractors in their territory.

               Ivy Industries finishes picture moulding obtained from Tygart Moulding and sells it to the picture frame industry. Its sales force consists of manufacturers' representatives who present Ivy's products to distributors, picture frame dealers and OEM accounts.

               The Picture Parts segment consists of one (1) retail store which sells picture frames manufactured by Ivy Industries and products from other related framing accessory companies.

     WICKERSHAM PRINTING COMPANY

               The Company acquired all of the outstanding common stock of Wickersham from its shareholders pursuant to a Stock Exchange Agreement dated as of January 3, 1997. In return for their common stock of Wickersham, the shareholders of Wickersham received from the Company, in accordance with their percentage ownership of Wickersham common stock prior to the acquisition, an aggregate of 30,000 shares of the Common Stock of the Company.

               The Company also owns 250 shares of Series A Preferred Stock, par value $1,000 per share, of Wickersham which it purchased from Wickersham on May 13, 1996 for an aggregate purchase price of $250,000.

               Wickersham is a commercial printer which, through its two production facilities, manufactures books using conventional offset printing and "on demand" printing technology.

     LAVELLE COMPANY

               Lavelle was incorporated to purchase the net assets of Lavelle Aircraft which was liquidated under Chapter 11 of the U.S. Bankruptcy law. Lavelle is a sheetmetal fabricator and manufacturer of products for the aerospace industry.

               The Company acquired all of the outstanding common stock of Lavelle from its shareholders pursuant to a Stock Exchange Agreement dated as of January 3, 1997. In return for their Lavelle common stock, the shareholders of Lavelle received from the Company, in accordance with their percentage ownership of Lavelle common stock prior to the acquisition, an aggregate of 44,537 shares of the Common Stock of the Company


                                  RISK FACTORS

               The securities offered hereby are speculative in nature and involve a high degree of risk. An investment in the securities should not be made by any investor who cannot afford the loss of his entire investment. Prior to making an investment decision with respect to the securities offered by this Prospectus, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

     NO SIGNIFICANT INDEPENDENT HISTORY OF OPERATIONS; HISTORICAL NET LOSSES OF OPERATING SUBSIDIARIES

               The Company is a holding company which has only recently acquired its operating subsidiaries and, as such, has a limited history of independent operations. Both Polychem and Princeton were formerly, but are no longer divisions of significantly larger entities in their respective industries that realized net losses from operations during their last fiscal years prior to acquisition by the Company. Princeton has realized net losses from operations in all periods since its acquisition and Polychem has been profitable in each calendar quarter since being purchased by the Company, except the quarter ended June 28, 1997. Centennial has experienced losses since being purchased by the Company continuing the trend of pre-acquisition losses. Wickersham had a history of substantial losses pre-acquisition and continues to realize losses post-acquisition, however at a reduced rate. There can be no assurance that the Company's operations will realize revenues and gross profits sufficient to achieve or sustain profitability on a quarterly or annual basis in the future. In the event it fails to do so, the Company's ability to raise additional financing could be impaired. In addition, losses from operations will negatively affect the value of stockholders' equity and, accordingly, the value of each share of Common Stock.

     ADDITIONAL CAPITAL REQUIREMENTS; RELIANCE ON FURTHER ACQUISITIONS

               Although the Company intends to devote significant efforts to improving the profitability of its current subsidiaries, ultimately the Company's growth depends upon the achievement of its goal of acquiring and consolidating underperforming middle-market manufacturing businesses. No assurances can be made that the Company will be successful in identifying future candidates for acquisition, that it will have the available resources to fund such acquisitions, or, if such acquisitions are consummated, that they will result in operating profits for the Company.
     In addition, any additional equity financing may be dilutive to stockholders, and debt financing may impose substantial restrictions on the Company's ability to operate and raise capital. The success of the Company's strategy to acquire and consolidate underperforming middle-market manufacturing businesses will depend upon the Company's ability to raise additional capital in amounts sufficient to fund future acquisitions.
     There can be no assurance that additional capital will be available to fund such future acquisitions or that, if available, it will be obtainable on satisfactory terms.

     NO ASSURANCE OF PROCEEDS

               A significant source of potential capital to the Company is the proceeds from the exercise of the Warrants. See "Description of Securities." The Company, however, has received no firm commitment for the exercise of the Warrants. Thus, there can be no assurances that the Company will realize material proceeds, if any, from the exercise of the Warrants. Furthermore, the Company has established no minimum number of Warrants which must be exercised.

               Although the Class C Warrants may be redeemed if certain operating performance criteria are met, many of the other Warrants are for terms lasting a number of years and warrant holders may prefer to hold them until expiration or earlier redemption, even if the market price of the Common Stock rises above the exercise price of the Warrants. See "Description of Securities."

     CONTROL BY CERTAIN STOCKHOLDERS

               Management of the Company presently possesses, directly or beneficially, control over 20.7% of the Company's outstanding voting securities and have options and warrants to acquire additional voting stock and, therefore, is, and for the foreseeable future, will likely be, in a position to elect or influence the election of, at least, a majority of the directors, and direct the policies of the Company without the concurrence of the Company's public stockholders. In addition, the Company, Messrs. DeJuliis and Thach, American Maple Leaf Financial Corporation ("AMLF") and FAC Enterprises, Inc. ("FAC") have entered into a voting agreement (the "Voting Agreement") concerning the election of such directors, which will continue in effect until the earlier of (i) March 10, 1998 or (ii) the completion of an underwritten public offering which results in aggregate cash proceeds of not less than $7.5 million at a per share price of not less than $5.00 per share. Pursuant to the Voting Agreement, AMLF and FAC are guaranteed the ability to elect at least one of the Company's directors. See "Selling Stockholders" and "Description of Securities."

     ADEQUACY OF WORKING CAPITAL FINANCING

               The Company has financed its working capital requirements and capital expenditures through cash flows generated from operations, bank debt, sales of Company securities and equipment leases. Each of the Company's operating subsidiaries has established revolving lines of credit with commercial lenders that currently serve to satisfy each subsidiary's working capital needs. In order to satisfy the Company's long-term obligations and support its future growth, the Company may require additional capital. Any additional equity financing may be dilutive to stockholders, and debt financing may impose substantial restrictions on the Company's ability to operate and raise additional funds. There can be no assurance that additional capital will be available or that, if available, such capital will be obtainable on satisfactory terms.

     EFFECTS OF SECURED LIENS ON FUTURE FINANCING ACTIVITIES

               A significant portion of the Company's assets has been pledged as collateral to secure various debt obligations of the Company. In the event the Company fails to comply with its obligations, its assets could be foreclosed upon. Moreover, to the extent that the Company's assets continue to be pledged to secure the obligations, such assets will be unavailable to secure additional debt financing, which may adversely affect the Company's ability to borrow in the future.

     HOLDING COMPANY RISKS

               The Company, as a holding company without significant income from operations, will be dependent upon the income from its operating subsidiaries to meet its operating expenses. If its operating subsidiaries are unable to pay dividends or otherwise distribute amounts to the Company sufficient to cover its operating expenses, the Company may be subject to liquidity problems, even if, on a consolidated basis, its operating subsidiaries are profitable.

     EFFECT OF OUTSTANDING WARRANTS

               As of the date hereof the Company had outstanding warrants and options to purchase 2,347,500 shares of Common Stock. To the extent that the warrants or options are exercised and the shares underlying such warrants and options are issued, the price of the Common Stock in the market may be substantially reduced. Moreover, for the term of the warrants and options issued by the Company, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interest of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such warrants and options. The holders of such warrants and options may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein. The Company has undertaken to file this Prospectus with the Commission pursuant to certain registration rights enjoyed by the holders of certain warrants. The expense of registration of this Prospectus will be borne by the Company.

     DIVIDENDS NOT LIKELY

               The Company does not intend to declare or pay cash dividends in the foreseeable future. Earnings, if any, are expected to be retained to help finance acquisitions and develop its business. Moreover, payment of dividends is limited or prohibited pursuant to the terms of a subordinated debenture issued by the Company to Mentor Special Situation Fund, L.P. ("MSSF") and the Series A Preferred Stock of the Company. In addition, the loan agreements of certain of the Company's subsidiaries restrict or prohibit the payment of dividends from such subsidiaries to the Company. The Company is also dependent, in part, upon the earnings of its subsidiaries for cash which would be used to pay dividends. See "Description of Securities."

     DEPENDENCE ON KEY PERSONNEL

               The Company's future success is dependent upon the continued efforts of its management personnel at both the Company's operating subsidiaries and the holding company level. The loss of the services of one or more of such key personnel at either the parent or subsidiary level may have a material adverse effect on the Company's business. The Company does not have any "key-man" insurance on the lives of any of its employees.

     ANTI-TAKEOVER PROVISIONS; CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND DELAWARE LAW

               The Company's Certificate of Incorporation classifies the Board of Directors into three separate classes as follows: Three directors constitute the Class I Directors and are elected for a term expiring at the 2000 annual meeting; two directors constitute the Class II Directors and are elected for a term expiring at the 1999 annual meeting; three directors constitute the Class III Directors and are elected for a term expiring at the 1998 annual meting. Successor directors will be elected for a term of 3 years.

               The classified board may have a significant effect on the ability of stockholders to change the composition of an incumbent board and to benefit from certain business transactions which are opposed by an incumbent board. It may therefore discourage accumulations by third parties of voting stock in the Company because its provisions would operate to delay the purchaser's ability to obtain control of the board in a relatively short period of time because in the context of a classified board it would generally take a purchaser of a majority of the Company's stock at least two annual meetings of stockholders to elect a majority of the board, and the purchaser would need to obtain the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote in an election of directors in order to remove any directors, and then only for cause. Consequently, the effect of the classified board may be to enhance the longevity of present management and discourage certain mergers, tender offers, proxy contests or other potential takeover proposals which some or a majority of the stockholders of the Company might otherwise believe to be in their best interests.

               The Certificate of Incorporation contains provisions that may be considered to have an anti-takeover effect including provisions which state that directors may only be removed for cause and that prohibit stockholders from calling a special meeting or from voting by written consent. The Certificate of Incorporation also provides that shares of preferred stock may be issued in the future without stockholder approval and upon such terms and conditions and with such rights, privileges and preferences as the Board of Directors may determine. See "Description of Securities."

               The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or, within three years did own) 15% or more of the corporation's voting stock. The supermajority voting provisions in the Company's bylaws and the provisions regarding certain business combinations under the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. This may have an anti-takeover effect and may delay, defer or prevent a takeover attempt that a stockholder may consider in his best interest. This may also adversely affect prevailing market prices for the Common Stock. See "Description of Securities."

     COMPETITION

               Although the printing and publishing industries have historically been highly fragmented, in recent years, consolidation of customers and competitors within the Company's printing subsidiaries' markets has increased competitive pricing pressures. While most establishments are relatively small, several of the Company's printing subsidiaries' competitors are considerably larger or are affiliated with companies which are considerably larger and have greater financial and other resources than the Company. Currently, the majority of the Company's printing subsidiaries' projects are competitively bid in the marketplace. The major competitive factors are prices, product quality, customer service, availability of appropriate printing capacity, rapid turnaround, scheduling flexibility and technology support. There can be no assurance that the Company's printing subsidiaries' will be able to successfully compete in their markets or that they will achieve operating profits.

               The markets in which Polychem competes are also highly competitive. Experienced competition exists in each of Polychem's major markets, and many of Polychem's competitors maintain good working relationships with their customers, produce quality products and have access to significantly greater financial resources than Polychem and the Company. Polychem may be further disadvantaged by its disassociation from The Budd Company, a large multinational corporation, as customers may feel less comfortable using a smaller supplier especially with regard to reliance on product warranties. There can be no assurance that Polychem will be able to keep pace with the technological demands of the marketplace or successfully enhance its products or develop new products which are demanded by the industry.

               The picture moulding industry in which Ivy operates is fragmented. There are a few very large entities that manufacture and import, and a significant number of very small manufacturers. Ivy is positioned at the upper end of the quality spectrum and between these two extremes in terms of size.

               Lavelle competes in the very competitive aerospace industry as a specialty fabricator of parts and accessories, principally focused toward the refit segment of the market. Its special tooling and engineering expertise within selected markets allows it to have an edge on its competition due to lesser tooling up costs.


                                USE OF PROCEEDS

               The Company will not receive any proceeds from the sale of the Offered Shares by the Selling Stockholders. See "Selling Stockholders."

               The gross proceeds that would be realized by the Company upon
     full exercise of the Warrants is $5,605,650.   The Company has received no
     firm commitments for their exercise, and there can be no assurance that any of the Warrants will be exercised.

               Management cannot predict the amount of proceeds, if any, that may be generated from the exercise of the Warrants. The net proceeds that may be realized by the Company upon exercise of the Warrants will not be utilized for any specific purpose other than to contribute to the Company's working capital and to continue the operations of the Company in accordance with the business strategy identified by management.


                              SELLING STOCKHOLDERS

               The following table sets forth certain information with respect to the beneficial ownership of the Common Stock by the Selling Stockholders as of August 21, 1997. Unless otherwise indicated, the Selling Stockholders possess sole voting and investment power with respect to the shares listed. Except for Messrs. DeJuliis, Thach, Miller and Mendicino who will beneficially own 41,667, 23,333, 23,333 and 13,333 shares of Common Stock, respectively, and MSSF which will beneficially own 80,000 shares of Common Stock, the Selling Stockholders will not beneficially own any Common Stock after this offering, assuming that they sell all of the Offered Shares.

                                          Number of Shares
                                         Beneficially Owned  Number of
                                              Prior to        Shares
                                            Registration     Registered
                                         ------------------  ----------


Clifton Capital Ltd.                                825,000     825,000   (1)
Paul A. DeJuliis                                    517,667     476,000   (2)(3)
John R. Thach                                       492,333     469,000   (2)(4)
Bruce K. Worrall                                    182,232     182,232   (5)
American Maple Leaf Financial   Corp.               100,000     100,000   (6)
B. Graeme Frazier                                    76,000      76,000   (7)
Canterbury Companies, Inc.                           45,000      45,000   (8)
Mentor Management Company                           110,000      30,000   (9)
John Yurchak, Jr.                                    25,493      25,493
William B. Miller                                    48,333      25,000  (10)
Equibonds S.A.                                       22,500      22,500  (11)
Anthony J. Mendicino                                 31,333      18,000  (12)
Charlotte Givens                                     17,000      17,000
Murdoch and Company                                  10,000      10,000  (13)
Calvary Lutheran Church                               8,000       8,000
Albert C. Bailey                                      6,508       6,508
HST Partners                                          5,000       5,000  (14)
Quaker State Financial Corporation                    5,000       5,000  (15)
C.D.L. Perkins                                        4,438       4,438
Stephen Perkins                                       4,438       4,438
John Burrows                                          4,438       4,438
Edward Merves                                         4,438       4,438
Michael Schlupp                                       2,839       2,839
Stephen J. Cooper                                     2,576       2,576
Dorothy Gilbert                                       2,219       2,219
Samuel R. Foster                                      2,219       2,219
Patricia Medvic                                       2,000       2,000
Arthur R. Dean, Jr.                                   1,890       1,890
Barbara Marks                                         1,000       1,000
Alexander Hartel                                      1,000       1,000
Clara Thompkins                                       1,000       1,000
James L. Porter                                          41          41

     (1) Includes 700,000 shares of Common Stock that may be acquired upon exercise of the Clifton Warrants.

     (2) Includes 175,000 shares of Common Stock that may be acquired upon exercise of Class A-1 Warrants.

     (3) Mr. DeJuliis is Chairman, Chief Executive Officer and a director of the Company.

     (4)  Mr. Thach is a director of the Company.

     (5) Mr. Worrall is the former president and sole shareholder of Centennial.

     (6) Includes 100,000 shares of Common Stock that may be acquired upon exercise of Class C-3 Warrants. Andrew Panzo, a director of the Company, is a managing director of American Maple Leaf Financial Corporation.

     (7) Includes 20,000 shares of Common Stock that may be acquired upon exercise of Class A-1 Warrants. Mr. Frazier is Director of Sales for Princeton and was previously President of Princeton.

     (8) Includes 45,000 shares of Common Stock that may be acquired upon exercise of the Canterbury Warrants.

     (9)  Includes 30,000 shares of Common Stock that may be acquired upon
          exercise of Class C-4 Warrants.   Edward F. Sager, a director of the
          Company, is the President of Mentor Management Company.

     (10) Includes 15,000 shares of Common Stock which may be acquired upon exercise of Class A-1 Warrants. Mr. Miller is Senior Vice President, Chief Financial Officer and a director of the Company.

     (11) Includes 22,500 shares of Common Stock that may be acquired upon exercise of Class C-5 Warrants.

     (12) Mr. Mendicino is President, Chief Operating Officer and a director of the Company.

     (13) Includes 10,000 shares of Common Stock that may be acquired upon exercise of Class C Warrants.

     (14) Includes 5,000 shares of Common Stock that may be acquired upon exercise of Class D Warrants.

     (15) Includes 5,000 shares of Common Stock that may be acquired upon the exercise of the QSFC Warrants.


                           DESCRIPTION OF SECURITIES

     COMMON STOCK

               The Company is authorized to issue 10,000,000 shares of Common Stock, $.10 par value per share. As of the date hereof, 2,925,019 shares were issued and outstanding. An additional 2,297,500 shares of Common Stock are reserved for issuance upon the exercise of the Warrants and other outstanding Common Stock purchase warrants and options. All outstanding shares of Common Stock are fully paid and non-assessable.

               The holders of Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore. However, the Company has no current plans to pay dividends with respect to its shares of Common Stock and, in addition, certain restrictions limiting or prohibiting payment of such dividends are contained in a subordinated debenture issued to MSSF, the terms of the Series A Preferred Stock of the Company and loan agreements to which the Company or its operating subsidiaries are currently obligated. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

               Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution. Shares of Common Stock are not redeemable and have no preemptive or similar rights under the Company's Certificate of Incorporation. However, MSSF has nonassignable contractual rights of first refusal to purchase, pro rata, all or any part of new securities which the Company may from time to time propose to sell and issue. For this purpose, new securities do not include shares issued upon exercise of outstanding Warrants. MSSF's right expires at the earlier of June 30, 2001 or the Company's repayment of a $500,000 subordinated debenture issued to MSSF.

     PREFERRED STOCK

          GENERAL

               The Company is also authorized to issue 3,000,000 shares of Preferred Stock, $0.10 par value per share, of which 1,000 shares are outstanding. The Board of Directors is authorized to issue Preferred Stock in classes or series and to fix from time to time before issuance thereof the number of shares in each series or class and all terms of such series or class, including, but not limited to, all designations, preferences, qualifications, limitations and restrictions with respect to the rate and nature of dividends, the price, terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights and other terms. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

          SERIES A PREFERRED STOCK

               On May 10, 1996, the Company issued 1,000 shares of its newly designated Series A Preferred Stock (the "Series A Preferred Stock") to Odyssey Capital Group, L.P. for gross proceeds of $1,000,000. The Series A Preferred Stock has a stated value of $1,000 per share and pays quarterly dividends at the rate of 9% per annum until May 9, 1999, 15% per annum thereafter until May 9, 2002 and 18% per annum thereafter. The Company may redeem the Series A Preferred Stock at any time on thirty days' prior written notice at the stated value per share plus accrued and unpaid dividends thereon to the date of redemption. The holders of the Series A Preferred Stock are entitled to payment of the stated value plus accrued and unpaid dividends thereon, prior to payment in respect of any class of capital stock of the Company, in the event of a liquidation or dissolution of the Company. The Series A Preferred Stock is not entitled to voting rights.

               In connection with the issuance of the Series A Preferred Stock, the Company issued 220,000 Common Stock purchase warrants which are each exercisable to purchase one share of Common Stock at $6.00 per share until they expire on May 10, 2003.

          REDEEMABLE SERIES B PREFERRED STOCK

               On October 17, 1996, pursuant to the merger of Centennial with a wholly owned subsidiary of the Company, the Company issued 9,000 shares of its newly designated Redeemable Series B Preferred Stock (the "Series B Preferred Stock") to Bruce K. Worrall. The Series B Preferred Stock has a stated value of $100 per share and the holder is entitled to receive cash dividends at a rate of 6% of the stated value per annum. The holder of the Series B Preferred Stock may require the Company to redeem for cash, in an amount equal to the stated value plus accrued dividends, up to 1,800 shares of the Series B Preferred Stock during each three month period beginning on April 1, 1997, which initial request has been made. The Company has not redeemed any of the Series B Preferred Stock in light of certain arbitration proceedings pending between Mr. Worrall and the Company. Holders of Series B Preferred Stock are entitled to one-tenth of a vote for each share held of record.

     OUTSTANDING WARRANTS

          CLASS C WARRANTS

               The Class C Warrants were offered in March 1995 to create a reserve to be used by the Company in raising funds for additional potential business opportunities and acquisitions. Each Class C Warrant, of which there are 10,000 outstanding, entitles the holder to purchase one share of Common Stock at an exercise price of $6.00 until March 10, 2005. Each of the Class C Warrants are redeemable by the Company, upon 30 days written notice, in whole or in part, at a call price of $.001 per Class C Warrant, but such call for redemption may only be made (i) following any calendar year in which the Company's consolidated financial statements evidence net income of at least $400,000 and net income per share of at least $.40 or
     (ii) at any time after the Company proposes to consummate the acquisition of all of the stock or assets of another company whose annual gross revenues from operations is at least $10 million (and protective provisions ensure that if such proposed acquisition is not consummated then such warrants shall be returned to the holder and the warrants shall continue in full force and effect as if such redemption call had not been made).

          CLASS D WARRANTS

               The Class D Warrants, of which there are 5,000 outstanding, were issued in March 1995 to four investors who loaned money to the Company, evidenced by a promissory note, and who received the Class D Warrants and shares of the Company's Common Stock as an inducement for such loan. Each Class D Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.50 until March 31, 1998. The Class D Warrants are not redeemable.

          CLASS A-1 WARRANTS

               The Class A-1 Warrants have been issued to certain founding stockholders and other officers of the Company or its operating subsidiaries. Each Class A-1 Warrant, of which there are 385,000 outstanding, entitles the holder to purchase one share of Common Stock at an exercise price of $4.00 until March 10, 2005. The Class A-1 Warrants are not redeemable.

          CLIFTON WARRANTS

               The Clifton Warrants have been issued to Clifton Capital Ltd. ("Clifton") in connection with Clifton's financing commitment to the Company. There are 700,000 shares of Common Stock underlying two Clifton Warrants. The first Clifton Warrant entitles the holder to purchase up to 500,000 shares of Common Stock at an exercise price of $3.00 per share through December 31, 1997. The second Clifton Warrant entitles the holder to purchase up to 200,000 shares of Common Stock at an exercise price of $5.00 through December 31, 1997.

          CLASS C-3 WARRANTS

               The Class C-3 Warrants have been issued to American Maple Leaf Financial Corporation as payment for investment banking services. Each Class C-3 Warrant, of which 100,000 are outstanding, entitles the holder to purchase one share of Common Stock at an exercise price of $9.00 until October 7, 1999. The Class C-3 Warrants are not redeemable.

          CLASS C-4 WARRANTS

               The Class C-4 Warrants were issued to Mentor Management Company in October 1996 as payment for investment banking services. Each Class C-4 Warrant, of which 30,000 are outstanding, entitles the holder to purchase one share of Common Stock at an exercise price of $6.00 until October 7, 2001. The Class C-4 Warrants are not redeemable.

          CLASS C-5 WARRANTS

               The Class C-5 Warrants were issued to Equibonds S.A. in November 1996 as payment for investment banking services. Each Class C-5 Warrant, of which there are 22,500 outstanding, entitles the holder to purchase one share of Common Stock at an exercise price of $6.00 until November 4, 1999. The Class C-5 Warrants are not redeemable.

          QSFC WARRANTS

               The QSFC Warrants were issued to Quaker State Financial Corporation in March 1997 as payment for investment banking services. Each QSFC Warrant, of which 5,000 are outstanding, entitles the holder to purchase one share of Common Stock at an exercise price of $6.63 until March 1, 2002. The QSFC Warrants are not redeemable.

          CANTERBURY WARRANTS

               The Canterbury Warrants were issued to Canterbury Companies, Inc. in August 1997 as payment for investment banking services. Each Canterbury Warrant, of which 45,000 are outstanding, entitles the holder to purchase one share of Common Stock at an exercise price of $4.00 until August 20, 2002. The Canterbury Warrants contain redemption provisions similar to those in the Class C Warrants described above.

          GENERAL

               There are two other warrants to purchase Common Stock presently outstanding, the underlying Common Stock of which is not being registered hereby: a warrant to purchase up to 80,000 shares of Common Stock at an exercise price of $6.00 per share until May 10, 2003 and a warrant to purchase up to 220,000 shares of Common Stock at an exercise price of $6.00 per share until May 10, 2003.

               The warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date (or in the case of those warrants which are redeemable, at an earlier redemption date) of such warrant at the offices of the Company or its Transfer Agent, with the form of "Election to Purchase" completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check, payable to the order of the Company) for the number of shares with respect to which the warrant is being exercised. In the event that a warrant is being exercised for less than the full amount of shares subject to such warrant, the Company will return to the holder a replacement warrant evidencing the number of shares subject to the warrant which have not been exercised.

     Shares issued upon exercise of warrants and paid for in accordance with the terms of the warrants will be fully paid and non-assessable.

               The warrants do not confer upon the holder thereof any voting or other rights of a stockholder.

     LIMITED GRANT OF REGISTRATION RIGHTS

               The Company has granted registration rights to certain of the stockholders who acquired shares in private placement transactions. The Company has similarly granted registration rights to the holders of some of the Warrants who acquired such Warrants in private placement transactions. Accordingly, the Company has agreed to include such shares of Common Stock held or issuable upon exercise of the Warrants in the Registration Statement of which this Prospectus is a part. The costs of filing the Registration Statement will be borne entirely by the Company.

               In connection with any such registration, the Company shall have no obligation (i) to assist or cooperate in the offering or disposition of such Offered Shares; (ii) to indemnify or hold harmless the holders of any such Offered Shares beyond those specific indemnification obligations contained in certain agreements with the Selling Stockholders; (iii) to obtain a commitment from an underwriter relative to the sale of any such Offered Shares or (iv) to include such Offered Shares within an underwritten offering of the Company. The Company assumes no obligation or responsibility whatsoever to determine a method of disposition for such Offered Shares.

     TRANSFER AGENT

               Stock Trans, Inc. of Ardmore, Pennsylvania, serves as Transfer Agent for the Common Stock and the Warrants.


                              PLAN OF DISTRIBUTION

               The Registration Statement, of which this Prospectus is a part, has been filed with the Commission by the Company in accordance with an agreement between the Company and the Selling Stockholders pursuant to which the Company has agreed to pay the filing fees, costs and expenses associated with the Registration Statement (other than underwriting fees, discounts and commissions).

     SELLING STOCKHOLDERS

               The Selling Stockholders are offering the Offered Shares for their own account, and not for the account of the Company. The Company will not receive any proceeds from the sale of the Offered Shares by the Selling Stockholders.

               Each Selling Stockholder has agreed (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and (c) not to purchase or induce others to purchase Common Stock in violation of Rule 102 of Regulation M under the Exchange Act.

               The sale of the Offered Shares by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest may be effected from time to time to purchasers directly by any of the Selling Stockholders acting as principals for their own accounts in one or more transactions on the Nasdaq Small Cap Market or on any other national stock exchange upon which the Company is listed or in private sales at prices related to such prevailing market prices at the time of sale or at prices otherwise negotiated. Alternatively, the Offered Shares may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from the Selling Stockholders or the purchasers of the Common Stock which may be in excess of customary commissions charged for national stock exchange transaction. The Selling Stockholders and any brokers-dealers acting in connection with the sale of the Offered Shares may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Offered Shares may be deemed to be underwriting commissions or discounts under the Act.

               Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. Each Selling Stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 102 of Regulation M, which provisions may limit the timing of purchases of Common Stock by the Selling Stockholders. There are possible limitations upon trading activities and restrictions upon broker-dealers effecting transactions in certain securities which may also materially affect the value of, and an investor's ability to dispose of, the Company's securities. See "Risk Factors."

     EXERCISE OF WARRANTS

               The Company is registering for resale shares of Common Stock which may be acquired upon exercise of Warrants that were previously issued to the holders thereof in private placement transactions. The Warrants are exercisable by tendering to the Company the appropriate exercise price along with the Warrant certificate (with the "Election to Purchase" section properly filled out). Upon exercise, the Company will issue such fully paid and non-assessable shares of Common Stock as are specified in exchange for payment of the exercise price made in cash or by certified check or bank draft payable to the order of the Company. The Class C Warrants may be subject to redemption by the Company. See "Description of Securities."

               The exercise price of the Warrants was determined through arm's length negotiations with the holders thereof.

               There can be no assurance that the Selling Stockholders will sell any or all of the Offered Shares of Common Stock. The Company will receive no proceeds from any sales of the Offered Shares of Common Stock.


                                 LEGAL OPINION

               The validity of the Offered Shares has been passed upon for the Company by Pepper, Hamilton & Scheetz LLP, Philadelphia, Pennsylvania.


                                    EXPERTS

               The financial statements of the Company and its subsidiaries incorporated into this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and its current reports on Form 8-K/A filed December 31, 1996, March 17, 1997 and June 2, 1997 have been so incorporated in reliance on the reports of Arthur Andersen LLP, Laskaris & Laskaris, Hantzmon, Wiebel & Company and Walz, Deihm, Geisenberger, Bucklen & Tennis P.C., respectively, independent accountants, given on the authority of said firms as experts in auditing and accounting.

                   ========================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that information contained herein is correct as of any time subsequent to its date or that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



___________________

TABLE OF CONTENTS


                            Page

Available Information......   2
Incorporation of Certain
 Information by Reference..   2
Cautionary Statement.......   3
The Company................   3
Risk Factors...............   5
Use of Proceeds............   8
Selling Stockholders.......   8
Description of Securities..  10
Plan of Distribution.......  13
Legal Opinion..............  14
Experts....................  14

                   ========================================




                   ========================================

                                2,380,269 Shares



                            THE EASTWIND GROUP, INC.



                                  COMMON STOCK



                                   ----------

                                   PROSPECTUS

                                   ----------







                           ___________________, 1997



                   ========================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

  Securities and Exchange Commission Registration Fee.........    $ 1,599
  Legal fees and expenses ....................................     20,000
  Accountants' fees and expenses..............................      5,000
  Miscellaneous...............................................      5,000
                                                                  -------
                  TOTAL.......................................    $31,599
                                                                  =======

     __________

     * Estimated


     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

               The Company has adopted the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") which eliminate or limit the personal liability a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. The elimination or limitation does not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit.

               Further, Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses.

               The directors and officers of the Company and its subsidiaries are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. The Company is similarly insured, with respect to certain payments it might be required to make to its directors or officers under applicable statutes and its charter provisions.

               Reference is made to Item 17 of this Registration Statement for additional information regarding indemnification of directors and officers.

     ITEM 16. EXHIBITS

     4.1 Specimen Common Stock certificate of the Company (incorporated by reference to exhibit 4.1 to the Company's Registration Statement on Form SB-2, File no. 33-94252).

     4.2 Specimen form of Class A-1 Common Stock Purchase Warrant of the Company (incorporated by reference to exhibit 4.2 to the Company's Registration Statement on Form SB-2, File no. 33-94252).

     4.3 Specimen form of Class C Common Stock Purchase Warrant of the Company (incorporated by reference to exhibit 4.5 to the Company's Registration Statement on Form SB-2, File no. 33-94252).

     4.4 Specimen form of Class D Common Stock Purchase Warrant of the Company (incorporated by reference to exhibit 4.6 to the Company's Registration Statement on Form SB-2, File no. 33-94252).

     4.5 Specimen forms of Common Stock Purchase Warrants issued to Clifton Capital Ltd.

     4.6  Specimen form of Class C-3 Common Stock Purchase Warrant.

     4.7  Specimen form of Class C-4 Common Stock Purchase Warrant.

     4.8  Specimen form of Class C-5 Common Stock Purchase Warrant.

     4.9  Specimen form of QSFC Common Stock Purchase Warrant.

     4.10 Specimen form of Canterbury Common Stock Purchase Warrant.

     4.11 Certificate of Designation of Series A Preferred Stock (incorporated by reference to exhibit 4.1 to the Company's Form 8-K dated May 10, 1996, File no. 0-27638).

     4.12 Certificate of Designation of Series B Preferred Stock (incorporated by reference to exhibit 4.8 to the Company's Form 10-KSB for the fiscal year ended December 31, 1996, File no. 0-27638).

     5    Opinion of Pepper, Hamilton & Scheetz LLP.

     10.1 Securities Purchase Agreement between Clifton Capital Ltd. and the Company dated July 16, 1997.

     10.2 Registration Rights Agreement between Clifton Capital Ltd. and the Company dated July 16, 1997.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Laskaris & Laskaris.

     23.3 Consent of Hantzmon, Wiebel & Company.

     23.4 Consent of Walz, Deihm, Geisenberger, Bucklen & Tennis P.C.

     23.5 Consent of Pepper, Hamilton & Scheetz LLP (included in Exhibit 5).

     24   Power of Attorney (included on signature page).

     ITEM 17. UNDERTAKINGS

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to a Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Conshohocken, Commonwealth of Pennsylvania, on August 29, 1997.

                                              THE EASTWIND GROUP, INC.


                                              By: /s/ Paul A. DeJuliis
                                                 ---------------------
                                                 Paul A. DeJuliis, Chief
                                                 Executive Officer
                                                 and Chairman of the Board

                               POWER OF ATTORNEY
                               -----------------

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. DeJuliis, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-3 and any registration statement to which the prospectus contained herein relates and any registration statement filed under Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act, this post-effective amendment to the Company's Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Date: August 29, 1997                    /s/ Paul A. DeJuliis
                                              ---------------------------------
                                              Paul A. DeJuliis, Chief Executive
                                              Officer and Chairman of the Board


     Date: August 29, 1997                    /s/ Anthony J. Mendicino
                                              --------------------------------
                                              Anthony J. Mendicino, President,
                                              Chief Operating Officer and
                                              Director


     Date: August 29, 1997                    /s/ William B. Miller
                                              ----------------------------------
                                              William B. Miller, Chief Financial
                                              Officer, Treasurer and Director


     Date: August 29, 1997                    /s/ Porter Bibb
                                              ----------------------------------
                                              Porter Bibb, Director


     Date: August 29, 1997                    /s/ Bruce Murray
                                              ----------------------------------
                                              Bruce Murray, Director


     Date: August 29, 1997                    /s/ Andrew Panzo
                                              ----------------------------------
                                              Andrew Panzo, Director


     Date: August 29, 1997                    /s/ Edward F. Sager
                                              ----------------------------------
                                              Edward F. Sager, Director


     Date: August 29, 1997                    /s/ John R. Thach
                                              ---------------------------------
                                              John R. Thach, Director

                                 EXHIBIT INDEX


     4.5 Specimen forms of Common Stock Purchase Warrants issued to Clifton Capital Ltd.

     4.6  Specimen form of Class C-3 Common Stock Purchase Warrant.

     4.7  Specimen form of Class C-4 Common Stock Purchase Warrant.

     4.8  Specimen form of Class C-5 Common Stock Purchase Warrant.

     4.9  Specimen form of QSFC Common Stock Purchase Warrant.

     4.10 Specimen form of Canterbury Common Stock Purchase Warrant.

     5    Opinion of Pepper, Hamilton & Scheetz LLP.

     10.1 Securities Purchase Agreement between Clifton Capital Ltd. and the Company dated July 16, 1997.

     10.2 Registration Rights Agreement between Clifton Capital Ltd. and the Company dated July 16, 1997.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Laskaris & Laskaris.

     23.3 Consent of Hantzmon, Wiebel & Company.

     23.4 Consent of Walz, Deihm, Geisenberger, Bucklen & Tennis P.C.